March 6, 2006


Mail Stop 4561

Mr. Charles M. Osborne
Chief Financial Officer
Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, MN 55402-3232

	RE:	Fair Isaac Corporation
      Form 10-K for the fiscal year ended September 30, 2005
		Filed December 14, 2005
		File No. 1-11689

Dear Mr. Osborne:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.


							Sincerely,



Linda van Doorn
Senior Assistant Chief Accountant


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